Exhibit 99.1

BWXT Appoints Dan Jablonsky to Board of Directors

(MELBOURNE, Fla. – Feb. 20, 2026) BWX Technologies, Inc. (NYSE: BWXT) announced today that Dan Jablonsky has been appointed to its board of directors effective March 2, 2026. He will also serve on the board’s audit and finance committee.

Jablonsky most recently served as chief executive officer and chairman of Ursa Major, a leading provider of advanced propulsion systems for space and defense applications. He has held senior leadership roles in the aerospace and defense industry for more than a decade. Prior to Ursa Major, Jablonsky served as president and chief executive officer of Maxar Technologies, where he led the NYSE-listed company through a comprehensive turnaround and growth strategy, culminating in a $6.4 billion take-private acquisition by Advent International. Prior to that, he was general counsel and then president of DigitalGlobe. Jablonsky began his career as a surface warfare officer and nuclear engineer in the U.S. Navy before transitioning to law practice.

“We are excited to welcome Dan to BWXT’s board,” said Jan Bertsch, chair of BWXT’s board of directors. “His deep expertise in space technologies, combined with his perspective as an active CEO leading a high-growth aerospace company, will provide valuable insight as BWXT accelerates its growth in the space and defense sectors.”

Jablonsky holds a bachelor’s degree in mechanical engineering from the United States Naval Academy, graduated from the Navy Nuclear Power School and earned a Juris Doctor from the University of Washington School of Law.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. A U.S.-based company with approximately 10,000 employees, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, nuclear medicine, space exploration and environmental restoration. BWXT owns and operates 17 manufacturing facilities globally, and its 14 strategic partnerships support the U.S. and Canadian governments at more than two dozen additional locations.

For more information, visit www.bwxt.com. Follow us on LinkedIn, X, Facebook and Instagram.

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